EXHIBIT 1

JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of behalf of each of them of the Schedule 13G (and any further amendment filed by them) with respect to the common stock of Candie's, Inc.

/s/ Hubert Guez
Hubert Guez
Date: June 10, 2005

SWEET SPORTSWEAR, LLC

/s/ Hubert Guez
By: Hubert Guez
Title: Manager
Date: June 10, 2005